Exhibit 99.1

One Tellabs Center 1415 West Diehl Road Naperville, IL 60563 United States

NEWS RELEASE	FOR IMMEDIATE RELEASE December 12, 2012

Tellabs appoints Dennis F. Strigl and Mikel H. Williams to Board of Directors

Naperville, Illinois — Tellabs appointed two new directors to its Board, Dennis F. (Denny) Strigl and Mikel H. Williams, and with such appointments the Tellabs Board will have 11 directors.

Mr. Strigl is a former president and chief operating officer of Verizon Communications Inc. and former president and chief executive officer of Verizon Wireless. He brings more than 40 years of experience from telecom service providers, including Verizon, Bell Atlantic, Ameritech and AT&T. He serves as a director of Anadigics, Inc., Eastman Kodak Company and PNC Financial Services Group, Inc.

Mr. Williams is a former president and chief executive officer of DDi Corp. He brings more than 15 years of executive and financial experience in electronics manufacturing and telecommunications in roles at DDi Corp., LNG Holdings and Lambdanet, and Global Telesystems Inc. He serves as a director of Interis Inc., Lightbridge Communications Corporation and also serves on the board of the IPC, an association representing the electronic industry.

Mr. Williams’ appointment fulfills Tellabs’ previously announced agreement with Dialectic Capital Management, LLC, to appoint a new director by Dec. 31, 2012.

Mr. Williams will be a Class III director up for reelection at the 2013 Annual Stockholders Meeting, and Mr. Strigl will be a Class II director up for reelection at the 2015 Annual Stockholders Meeting.

“We are delighted to add the financial, market and technology expertise of Denny Strigl and Mikel Williams to Tellabs Board of Directors,” said Michael J. Birck, Tellabs chairman and co-founder. “Tellabs Board and executives look forward to working with Mikel and Denny as we work to create value for our stockholders and customers.”

About Tellabs — Tellabs innovations advance the smart mobile Internet and help our customers succeed. That’s why 80% of the world’s top communications service providers choose our mobile backhaul, packet optical, business and services solutions and applications. We help them get ahead by adding revenue, reducing expenses and optimizing networks.

Tellabs (Nasdaq: TLAB) is part of the NASDAQ Global Select Market, Ocean Tomo 300® Patent Index, the S&P 500 and several corporate responsibility indexes including the Maplecroft Climate Innovation Index, FTSE4Good and eight FTSE KLD indexes. http://www.tellabs.com

Media Contacts: George Stenitzer, +630.798.3800, george.stenitzer@tellabs.com

Investor Contact: Tom Scottino, +1.630.798.3602, tom.scottino@tellabs.com

Tellabs® and are trademarks of Tellabs or its affiliates in the United States and/or other countries. Any other company or product names mentioned herein may be trademarks of their respective companies.

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